Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements as of December 31, 2012 and for the year ended December 31, 2012 give effect to the acquisition of the Hilton New Orleans St. Charles Avenue on May 1, 2013.

For purposes of the unaudited pro forma consolidated balance sheets as of December 31, 2012, the acquisition is treated as if it occurred on December 31, 2012. For purposes of the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012, the acquisition is treated as if it occurred on January 1, 2012.

The following unaudited pro forma condensed consolidated financial statements also reflect the effects on the Company’s consolidated balance sheet of the Company’s January 2013 disposition of its Rochester Portfolio, which was previously reported on Form 8-K filed with the SEC on January 25, 2013. A portion of the proceeds from the disposition of the Rochester Portfolio were used to fund the Company’s acquisition of the Hilton New Orleans St. Charles Avenue.

In the opinion of Sunstone’s management, all significant adjustments necessary to reflect the effects of the acquisition transaction that can be factually supported within the SEC regulations covering the preparation of pro forma financial statements have been made.

The unaudited pro forma condensed consolidated financial statements and related notes are presented for informational purposes only and do not purport to represent our financial position or results of operations as if the transactions had occurred on the dates discussed above. They also do not project or forecast our consolidated financial position or results of operations for any future date or period.

The unaudited pro forma condensed consolidated financial statements should be read together with our historical consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 25, 2013. The pro forma adjustments are based on available information and upon assumptions that we believe are reasonable; however, we cannot assure you that actual results will not differ from the pro forma information and perhaps in material and adverse ways.

SUNSTONE HOTEL INVESTORS, INC.

PRO FORMA CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2012

(In thousands, except share data)

			Pro Forma Adjustments
	Sunstone Hotel Investors, Inc. Historical	St. Charles Hotel Investors, LLC Historical (A)	Rochester Portfolio Disposition (B)	Hilton New Orleans St. Charles Avenue Acquisition (C)		Sunstone Hotel Investors, Inc. Pro Forma
			(unaudited)	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$157,217	$1,612	$20,145	$(7,700	)(D)	$171,274
Cash proceeds held by accommodator	—	—	145,131	(52,198	)(D)	92,933
Restricted cash	78,394	420	—	(420	)(D)	78,394
Accounts receivable, net	27,498	568	—	(520	)(E)	27,546
Inventories	1,377	—	—	—		1,377
Prepaid expenses	10,739	72	—	250	(E)	11,061
Assets held for sale, net	132,335	—	(132,335)	—		—

Total current assets	407,560	2,672	32,941	(60,588)		382,585
Investment in hotel properties, net	2,681,877	31,380	—	27,621	(F)	2,740,878
Deferred financing fees, net	11,931	53	(53)	(53	)(E)	11,878
Goodwill	9,405	—	—	—		9,405
Other assets, net	25,902	—	—	(1,083	)(E)	24,819

Total assets	$3,136,675	$34,105	$32,888	$(34,103)		$3,169,565

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$22,646	$570	$—	$(570	)(E)	$22,646
Accrued payroll and employee benefits	23,734	81	—	(43	)(E)	23,772
Due to Third-Party Managers	3,663	—	—	—		3,663
Dividends payable	7,437	—	—	—		7,437
Other current liabilities	30,304	598	—	(402	)(E)	30,500
Current portion of notes payable	76,723	30,500	—	(30,500	)(E)	76,723
Note payable of assets held for sale	27,270	—	(27,270)	—		—
Liabilities of assets held for sale	8,228	—	(8,228)	—		—

Total current liabilities	200,005	31,749	(35,498)	(31,515)		164,741
Notes payable, less current portion	1,286,666	—	—	—		1,286,666
Capital lease obligations, less current portion	15,621	—	—	—		15,621
Other liabilities	15,070	—	14,000	—		29,070

Total liabilities	1,517,362	31,749	(21,498)	(31,515)		1,496,098
Commitments and contingencies	—	—	—	—		—
Preferred stock, Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value, 4,102,564 shares authorized, issued and outstanding at December 31, 2012, liquidation preference of $24.375 per share	100,000	—	—	—		100,000
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized.
8.0% Series A Cumulative Redeemable Preferred Stock, 7,050,000 shares issued and outstanding at December 31, 2012, stated at liquidation preference of $25.00 per share	176,250	—	—	—		176,250
8.0% Series D Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at December 31, 2012, stated at liquidation preference of $25.00 per share	115,000	—	—	—		115,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 135,237,438 shares issued and outstanding at December 31, 2012	1,352	—	—	—		1,352
Additional paid in capital	1,493,397	—	—	—		1,493,397
Retained earnings	158,376	581	49,051	(813	)(G)	207,195
Cumulative dividends	(475,144)	—	—	—		(475,144)
Accumulated other comprehensive loss	(5,335)	—	5,335	—		—
Members’ equity	—	1,775	—	(1,775	)(H)	—

Total stockholders’ equity	1,463,896	2,356	54,386	(2,588)		1,518,050
Non-controlling interest in consolidated joint ventures	55,417	—	—	—		55,417

Total equity	1,519,313	2,356	54,386	(2,588)		1,573,467

Total liabilities and equity	$3,136,675	$34,105	$32,888	$(34,103)		$3,169,565

See accompanying notes to pro forma unaudited condensed consolidated financial statements.

SUNSTONE HOTEL INVESTORS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2012

(In thousands, except per share data)

	Sunstone Hotel Investors, Inc. Historical	St. Charles Hotel Investors, LLC Historical (A)	Pro Forma Adjustments (C)		Sunstone Hotel Investors, Inc. Pro Forma
			(unaudited)		(unaudited)
REVENUES
Room	$576,146	$11,330	$—		$587,476
Food and beverage	200,810	172	—		200,982
Other operating	52,128	765	—		52,893

Total revenues	829,084	12,267	—		841,351

OPERATING EXPENSES
Room	147,932	2,472	—		150,404
Food and beverage	139,106	109	—		139,215
Other operating	16,162	162	—		16,324
Advertising and promotion	42,474	911	—		43,385
Repairs and maintenance	32,042	880	—		32,922
Utilities	25,596	573	—		26,169
Franchise costs	30,067	1,020	—		31,087
Property tax, ground lease and insurance	66,830	225	—		67,055
Property general and administrative	94,642	1,290	—		95,932
Corporate overhead	24,316	—	—		24,316
Depreciation and amortization	130,907	1,445	696	(I)	133,048

Total operating expenses	750,074	9,087	696		759,857

Operating income (loss)	79,010	3,180	(696)		81,494
Interest and other income	297	1	—		298
Interest expense	(76,821)	(1,065)	1,065	(J)	(76,821)
Loss on extinguishment of debt	(191)	—	—		(191)

Income before income taxes	2,295	2,116	369		4,780
Income tax provision	(1,148)	—	—		(1,148)

Income from continuing operations	1,147	2,116	369		3,632
Income from consolidated joint venture attributable to non-controlling interest	(1,761)	—	—		(1,761)
Distributions to non-controlling interest	(31)	—	—		(31)
Preferred stock dividends	(29,748)	—	—		(29,748)
Undistributed income allocated to unvested restricted stock compensation	(203)	—	—		(203)

INCOME AVAILABLE (LOSS ATTRIBUTABLE) TO COMMON STOCKHOLDERS	$(30,596)	$2,116	$369		$(28,111)

Basic and diluted loss attributable to common stockholders per common share	$(0.24)				$(0.22)

Basic and diluted weighted average common shares outstanding	127,027				127,027

See accompanying notes to pro forma unaudited condensed consolidated financial statements.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the respective historical financial statements and the notes thereto of Sunstone Hotel Investors, Inc. (the “Company”) and St. Charles Hotel Investors, LLC (“SCHI”) as of December 31, 2012 and for the year ended December 31, 2012 that are included elsewhere herein.

(A)                Represents SCHI’s historical financial statements of the Hilton New Orleans St. Charles Avenue (the “Acquired Hotel”) as of December 31, 2012 and for the year ended December 31, 2012, which have been presented based on the financial statement classification utilized by the Company.

(B)                Represents the pro forma adjustments to the Company’s consolidated balance sheet to reflect the Company’s January 2013 sale of its Rochester Portfolio and related defeasance and repayment of debt, previously reported on Form 8-K filed with the SEC on January 25, 2013.

(C)                Represents the pro forma adjustments that are necessary to reflect the purchase and adjustment in the Company’s cost basis of the Acquired Hotel. On May 1, 2013, the Company acquired the fee-simple interest in the 250-room Hilton New Orleans St. Charles Avenue for a total net purchase price of $59.1 million, excluding closing costs. The acquisition, which was structured as a tax-deferred exchange, was funded with a portion of the proceeds received from the sale of the Company’s Rochester Portfolio in January 2013. The calculation of the total net purchase price is as follows (in thousands):

Gross purchase price	$59,350
Franchise application fee	85
Working capital prorations	(162)
Cash received for future capital expenditures	(131)

Total purchase price, net	$59,142

The fair values of the assets acquired and liabilities assumed for the Acquired Hotel were allocated based on an independent third-party analysis. The allocation of the purchase price is summarized below (in thousands):

Assets:
Cash	$5
Accounts receivable	48
Prepaid expenses	322
Investment in hotel property	59,001

Total assets acquired	59,376

Liabilities:
Accrued payroll and employee benefits	38
Other current liabilities	196

Total liabilities assumed	234

Total purchase price, net	$59,142

Total fees and costs of the acquisition are as follows (in thousands):

Closing costs	$44
Legal, accounting and other fees and costs	251

Total fees and costs	$295

Total costs of the acquisition include fees and costs that have been or will be expensed. These charges are directly attributable to the acquisition and represent non-recurring costs. The anticipated impact on the results of operations, therefore, was excluded from the pro forma unaudited statements of operations.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(D)                Adjustments to cash and cash equivalents include the following (in thousands):

Cash paid for the Acquired Hotel	$(5,992)
Fees and costs of the acquisition	(232)
Working capital prorations	5
Cash received for future capital expenditures	131
Cash not acquired in the transaction	(1,612)

Total adjustments to cash and cash equivalents	$(7,700)

Adjustment to cash proceeds held by accommodator includes $52.2 million in cash paid for the Acquired Hotel. This cash was held by the accommodator in order to facilitate the tax-deferred exchange between the Company’s Rochester Portfolio, which it sold in January 2013, and the Acquired Hotel.

Adjustment to restricted cash includes $420,000 in restricted cash not acquired in the transaction.

(E)                 Adjustments to accounts receivable, net include the following (in thousands):

Working capital prorations	$48
Accounts receivable not acquired in the transaction	(568)

Total adjustments to accounts receivable, net	$(520)

Adjustments to prepaid expenses include the following (in thousands):

Working capital prorations	$19
2013 real estate taxes on Acquired Hotel paid by prior owner	303
Prepaid expenses not acquired in the transaction	(72)

Total adjustments to prepaid expenses	$250

Adjustment to deferred financing fees, net includes $53,000 not assumed in the transaction as the Company intends to own the Acquired Hotel unencumbered of debt.

Adjustments to other assets, net include the following (in thousands):

Deposit paid for Acquired Hotel	$(1,000)
Franchise application fee	(85)
Utility bond purchased in connection with the transaction	2

Total adjustments to other assets, net	$(1,083)

Adjustment to accounts payable and accrued expenses includes $570,000 in liabilities not assumed in the transaction.

Adjustments to accrued payroll and employee benefits include the following (in thousands):

Working capital prorations	$38
Accrued payroll and employee benefits not assumed in the transaction	(81)

Total adjustments to accrued payroll and employee benefits	$(43)

Adjustments to other current liabilities include the following (in thousands):

Working capital prorations	$196
Other current liabilities not assumed in the transaction	(598)

Total adjustments to other current liabilities	$(402)

Adjustment to current portion of notes payable includes a $30.5 million mortgage secured by the Acquired Hotel which was not assumed in the transaction. The Company intends to own the Acquired Hotel unencumbered of debt.

SUNSTONE HOTEL INVESTORS, INC.

NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(F)                  Adjustments to investment in hotel properties, net include the following (in thousands):

Fair value of the fixed assets acquired	$27,536
Franchise fee	85

Total adjustments to investment in hotel properties, net	$27,621

(G)                Adjustments to retained earnings include the following (in thousands):

Fees and costs of the acquisition (1)	$(232)
Retained earnings not assumed in the transaction	(581)

Total adjustments to retained earnings	$(813)

(1)         Reflects total fees and costs of the acquisition including legal, accounting and other fees and costs which are not already reflected in the historical financial statements. These charges are directly attributable to the acquisition and represent non-recurring costs.

(H)               Reflects the elimination of all components of the historical equity of SCHI as of December 31, 2012.

(I)                    Reflects estimates of additional depreciation of $0.7 million for the year ended December 31, 2012, related to the fair value adjustment of the investment in hotel properties. The Company calculates depreciation on its tangible assets using the straight-line method over estimated useful lives primarily ranging from two to 49 years for buildings and improvements and one to four years for furniture, fixtures and equipment. The Company calculates amortization on its intangible assets using the straight-line method over the remaining lives of the respective agreements, which are approximately four years.

(J)                    Reflects the reversal of interest expense recorded by SCHI during the year ended December 31, 2012 as the Company intends to own the Acquired Hotel unencumbered of debt.